STOCK PURCHASE AGREEMENT

THIS Stock Purchase Agreement (this "Agreement") dated April 2, 2021, is made by and among Justin Earl (the "Purchaser"), and the undersigned shareholder (the "Seller").

The purpose of this AGREEMENT is to set forth the terms whereby the Purchaser will buy 2800000 shares of NOWTRANSIT INC , (the "Company") common stock (the "Shares") from the Seller.

The following numbered paragraphs reflect the entire understanding of the arrangement between Purchaser and Seller.

1. Terms of Conditions of Purchase

The Purchaser agrees to buy the Shares.

2. Terms of Settlement

Purchase price for the Shares shall be $28000,00.

3. Representations and Warranties of Seller

Seller represents and warrants that:

(a) immediately prior to and at the Closing, the Seller shall be the legal and beneficial owner of the Shares and the Seller shall transfer to the Purchaser the Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character;
(b) the Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby;
(c) there are no investigations, actions, suits or proceedings, administrative or otherwise, threatened or pending to the knowledge of the Seller that affect each Seller's rights to their respective Shares or the sale of their respective Shares;
(d) the warranties and representations of the Seller and the provisions hereof shall survive the date hereof, and the consummation of the transactions contemplated herein;
(e) such Seller is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against it in bankruptcy or reorganization in any State or Federal court, nor has it committed any act of bankruptcy.

4. Entire Agreement.

This Agreement sets forth the entire understanding and agreement between the parties with reference to the subject matter hereof, and there are no other agreements, inducements, understandings, restrictions, warranties or other representations verbal or otherwise between the parties other than those set forth herein.

5. Legal Agreement.

By the signatures of their appointed representatives appearing below, the Purchaser and Seller will have duly executed and delivered this agreement, constituting a legal, valid and binding agreement enforceable under the laws of the State of Nevada in accordance with its terms.

6. **Further Acts.**

Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

7. **Survival**

This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

8. **Assignment and Termination**

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

9. **Counterparts**

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURCHASER:	**SELLER:**
Justin Earl	IVAN HOMICI
Sign: [signature]	Sign: [signature]
04-02-2021	**04.02.2021**
Date:	Date: